                                                -------------------------------
FORM 5                                                   OMB APPROVAL
                                                -------------------------------
[ ] CHECK THIS BOX IF NO LONGER SUBJECT         OMB NUMBER:    3235-0362
    TO SECTION 16. FORM 4 OR FORM 5             EXPIRES:   SEPTEMBER 30, 1998
    OBLIGATIONS MAY CONTINUE.  SEE              ESTIMATED AVERAGE BURDEN
    INSTRUCTION 1(B).                           HOURS PER RESPONSE.......  10
                                                -------------------------------
[ ] FORM 3 HOLDINGS REPORTED

[ ] FORM 4 TRANSACTIONS REPORTED

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person*

   Ford              Gerald              J.
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   (Last)            (First)            (Middle)

   200 Crescent Court Suite 1350
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                     (Street)

   Dallas                TX             75201
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   (City)               (State)         (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Golden State Bancorp Inc. (GSB)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   12/2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
           (Check all applicable)

   [X] 10% Owner
   [X] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

   Chairman and Chief Executive Officer
   ------------------------------------

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7. Individual or Joint/Group Filing         (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
-------------------------------------------------------------------------------


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                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 -------------------------------------------------------------------------------------------------------------------
                                                                               5. Amount of
                                                                                  Securities
                                                   4. Securities Acquired (A)     Beneficially                         7. Nature of
                                                      or Disposed of (D)          Owned at End     6. Ownership           Indirect
1. Title of      2. Transaction   3. Transaction      (Instr. 3, 4 and 5)         of Issuer's         Form: Direct (D)    Beneficial
   Security         Date (Month/     Code          --------------------------     Fiscal Year         or Indirect (I)     Ownership
   (Instr. 3)       Day/Year)        (Instr. 8)    Amount  (A) or (D)   Price     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
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

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

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v)

                                                                          (Over)
                                                                 SEC 2270 (7-96)

                     TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.           2.         3.       4.       5.            6.             7.                8.       9.          10.         11.
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                                          Number of     Date Exer-     Title and
                                          Derivative    cisable and    Amount of                  Number of   Ownership
                                          Securities    Expiration     Underlying        Price    Derivative  Form of
             Conver-                      Acquired (A)  Date (Month/   Securities        of       Securities  Derivative
             sion or    Trans-            or Disposed    Day/Year)     (Instr. 3 and 4)  Deriv-   Benefi-     Security:
             Exercise   action   Trans-   of (D)        ------------   ---------------   ative    cially      Direct      Nature of
Title of     Price of   Date     action   (Instr. 3,    Date                   Amount    Secur-   Owned at    (D) or      Indirect
Derivative   Deriv-     (Month/  Code      4 and 5)     Exer-  Expir-          or Num-   ity      End of      Indirect    Beneficial
Security     ative      Day/     (Instr.  ------------  cis-   ation           ber of    (Instr.  Year        (I)         Ownership
(Instr. 3)   Security   Year)    8)       (A)   (D)     able   Date    Title   Shares    5)       (Instr. 4)  (Instr. 4)  (Instr. 4)
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
2000
LTIP
Right             (1)  1/24/2000    A      (1)           (1)    (1)     (1)     (1)       (1)      (1)           D
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

Explanation of Responses:

1. The 2000 Long Term Incentive Plan right ("LTIP Right") is tied directly to the performance of GSB's common stock over a three-year period from 2000 to 2002. The award payable at the end of the three-year period is an amount equal to the product of (i) a target award, which is 110% of the officer's annual salary at the end of the performance period, and (ii) a "percentage" which is based on the relationship that GSB's actual stock price at the end of the performance period (calculated as an average over the last thirty trading days of the year ending December 31, 2002) bears to a target price of $25.20. The Company may pay up to 50% of the amount of the award in restricted shares of GSB common stock.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          /s/ Gerald J. Ford                  1/30/01
                          --------------------------------    -----------------
                          ** Signature of Reporting Person           Date
                                 Gerald J. Ford

                                                                         Page 2
                                                                  SEC 2270(7-96)